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                                                                   EXHIBIT 10.45


EXECUTION COPY


          AGREEMENT FOR THE RESOLUTION OF CONTINUING CONTRACT DISPUTES

         This Agreement for the Resolution of Continuing Contract Disputes (the "Agreement") is entered into as of July 26, 2002, by and among The Williams Companies Inc. ("TWC"), Williams Communications, Group, Inc. ("WCG"), and Williams Communications, LLC ("WCL").

         1. Definitions.

         a. Unless otherwise defined herein and except for Section, Subsection, and Clause references (which, unless otherwise specified, refer to Sections, Subsections, or Clauses of this Agreement), capitalized terms used herein shall have the meanings set forth in (a) the Settlement Agreement (the "Settlement Agreement") entered into as of July 26, 2002, by and among TWC, WCG, the Committee and Leucadia or (b) the Plan.

         b. "Base Rent" has the meaning set forth in the Tech Center Lease.

         c. "BOk Tower" means the premises commonly referred to by that name owned by a subsidiary of TWC and located at One Williams Center, Tulsa, Oklahoma.

         d. "Microwave Leases" means (i) the Lease Agreement dated March 1, 1997 between Texas Gas Transmission Corporation and WCL (assignee of Williams Wireless, Inc., a TWC subsidiary), (ii) the Lease Agreement dated September 1, 1995 between Transcontinental Gas Pipe Line Corporation (a TWC subsidiary) and WCL (assignee of Williams Wireless, Inc.), and (iii) the Lease Agreement dated January 1, 1997 between Williams Natural Gas Company (a TWC subsidiary now known as Williams Gas Pipelines Central, Inc.) and WCL (assignee of Williams Wireless. Inc.).

         e. "Relocation Agreement" means the Relocation Services Agreement dated January 2, 2002 between Williams Relocation Management, Inc. (a TWC subsidiary) and WCG.

         f. "Tech Center Lease" means the Master Lease of Williams Technology Center entered into on September 13, 2001 among Williams Headquarters Building Company (a TWC subsidiary), Williams Technology Center, LLC (a WCL subsidiary) and WCL.

         g. "Center," "Closing Date," "MSA." "WHBC," and "WTC" have the meanings set forth in Section 10.

         2. Premises for this Settlement.

         a. TWC, WCG, and WCL have concluded that an amicable resolution of certain disputes will:

                  i.       Facilitate transactions contemplated by the Plan;

                  ii.      Reduce litigation costs;

                  iii. Reduce management and other employee time devoted to dispute resolution; and

                  iv. Prevent ongoing disputes from adversely affecting performance under the TWC Continuing Contracts.




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         b. TWC, WCG, and WCL have agreed to settle their respective claims reconciled as of June 30, 2002, arising under the TWC Continuing Contracts (including both claims by the TWC Entities against the Company and claims by the Company against the TWC Entities) in accordance with the amounts set forth on
Exhibit I attached hereto and made a part hereof.

         3. Excluded Matters. This Agreement shall not affect:

         a. Any matters that would be resolved by the Settlement Agreement (if it were to become effective), to the extent the Settlement Agreement expressly resolves a matter;

         b. The agreements or amendments contemplated by the Settlement Agreement; or

         c. The TWC Assigned Claims.

         4. Scope of this Agreement.

         a. Except as set forth in Sections 3 and 5, this Agreement resolves all payment disputes and claims by the Company against the TWC Entities or by the TWC Entities against the Company reconciled as of June 30, 2002 and arising from or under:

                  i. Disputes arising from the provision of services, the lease or rental of real or personal property, the reimbursement or nonreimbursement of expenditures, the payment or nonpayment of royalties, underpayments, overpayments, or value otherwise provided;

                  ii.      Disputes arising from the TWC Continuing Contracts;
                           and

                  iii. Disputes arising under other agreements between the Company and the TWC Entities, whether oral, parole, implied by law, arising from correspondence, or written, relating to the matters set forth in Clause 4.a.i.

         b. Without limiting the generality of the above or of the releases set forth in the Settlement Agreement, this Agreement resolves the following claims by the TWC Entities against the Company relating to unpaid amounts invoiced or claimed by the TWC Entities for periods reconciled as of June 30, 2002:

                  i. Unpaid claims arising under the Amended and Restated Administrative Services Agreement dated April 23, 2001, between TWC and WCG, including unpaid amounts invoiced under the Parking Administration Service Level Agreement attached thereto for parking at the OSU-Tulsa lot;

                  ii. Unpaid claims for the TWC Entities' attorney fees arising under the Tech Center Lease and related agreements;

                  iii.     Claims of underpayment of Base Rent;



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                  iv.      Claims for reimbursement for the provision of
                           LE)US-NEXIS services to attorneys employed by TWC and assigned to the Company prior to April 23,2001; and

                  v. Claims for rent, additional rent or for building services provided to rented or leased space in Houston, Texas whether provided to the Company or a divested subsidiary of the Company to the extent such sums remain unpaid.

         c. Without limiting the generality of the above or of the releases set forth in the Settlement Agreement, this Agreement resolves the following claims by the Company against the TWC Entities relating to unpaid amounts invoiced or claimed by the Company for periods prior to July 1, 2002:

                  i. Unpaid claims arising under the Amended and Restated Administrative Services Agreement dated April 23, 2001, between TWC and WCG;

                  ii.      Claims of overpayment of Base Rent,

                  iii.     Claims for payment under the Microwave Leases; and

                  iv. Claims for repayment or credit under the Relocation Services Agreement of "home equity" payments made prior to July 1, 2002.

         5. Exception for Undisputed and Uninvoiced Amounts. Notwithstanding the provisions of Subsection 4.a (but subject to the provisions of Subsections 4.b and 4.c hereof, and further subject in all cases to the rights and obligations of the parties under the agreements pursuant to which an action may be taken), the Company or a TWC Entity shall have the right to charge for:

         a. Charges accruing after December 31,2001 and prior to July 1, 2002;

         b. That were not set forth in invoices issued prior to July 1, 2002; and

         c. That were not disputed by the Company or the TWC Entities as of July 15, 2002;

and

         d. That were incurred under the provisions of a written agreement;

Provided that, the party seeking payment for any charges described in Subsections 5.a to 5.d must set forth such charges in an invoice issued prior to October 1, 2002 and must provide all credits associated with such charges pursuant to the provisions of the relevant agreement.

         6. WCL Credit. WCL shall receive a credit (the "Settlement Credit") in the amount of $751,537.87 and may, at any time on or after the Plan Effective Date, apply such credit in satisfaction of any obligation owed by the Company to a TWC Entity.

         7. Tech Center Lease Base Rent. The Settlement Credit reflects a compromise in which the parties have agreed:



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         a. To deem levels two and three of the Technology Center to have been
"completed and ready for occupancy" as of March 23, 2002 for purposes of computing the Base Rent;

         b. To reduce the Base Rent for the period from March 23, 2002 through July 31, 2002 by an amount equal to ten percent of the Base Rent attributable to the second and third levels; and

         c. To deem all Base Rent amounts that were due prior to July 1, 2002 to have been timely paid in amounts computed in accordance with Subsections 7.a and 7.b.

         Accordingly, TWC shall make any required adjustments to the Realty Base Rent Principal (as defined in the Tech Center Lease) effective retroactively to July 1, 2002 that are necessary to reflect any changes in accrued Realty Base Rent Interest resulting from the agreements set forth in Subsections 7.a, 7.b, and 7.c for periods prior to July 1, 2002. For months after July 2002, TWC shall make any required further adjustments to the Realty Base Rent Principal that are necessary to reflect the reduction set forth in Subsection 7.c, to the extent such reduction remains in effect.

The parties acknowledge and agree that all payments of Base Rent, as adjusted above, shall continue to accrue and be paid pursuant to the terms of the Master Lease until such time as a "Closing" occurs under the terms of the Real Property Purchase and Sale Agreement attached as an Exhibit 3 to the Settlement Agreement.

         8. Executive Briefing Center. The Company's right to use the TWC Executive Briefing Center in the BOk Tower and any prospective obligation to pay the TWC Entities for such right shall terminate at 11:59 p.m., July 31, 2002.

         9. Records Storage.

         a. WCL shall use reasonable commercial efforts to promptly enter into its own records storage contract with Indel-Davis, Inc. ("Indel-Davis") (the company providing record storage services for the TWC Entities and currently having possession of the stored records of the Company) that will, inter alia, retroactively to July 1, 2002, assume all storage costs associated with Company records. To the extent that TWC remains liable to Indel-Davis for storage costs of Company records accruing after June 30, 2002, WCL shall reimburse TWC for such costs under the procedures set forth in the Amended and Restated Administrative Services Agreement (including the procedures for invoicing, dispute resolution, and rights to audit).

         b. As long as and to the extent that records of the TWC Entities and the Company are located in common space, TWC and WCL shall use reasonable commercial efforts to establish procedures with Indel-Davis to secure access to the records so as to prevent representatives (e.g., employees, auditors, or inspectors) of the TWC Entities or the Company from accessing the records of the other.

         c. Neither TWC nor WCL shall obstruct the other in obtaining records from storage. Specifically, TWC or WCL may, through Indel-Davis, retrieve its records from storage at any time.

         d. TWC and WCL shall cooperate to promptly resolve any issues arising from (i) the TWC Entities' boxes or records being misfiled or misidentified as the Company's boxes or records, (ii) the Company's boxes or records being misfiled or misidentified as the TWC Entities' boxes or records, (iii) disputes as to ownership of records, or (iv) discrepancies arising from or clarifications needed regarding the records database files TWC provided to WCL on March 22, 2002 and June 28, 2002.



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         e. TWC and WCL shall cooperate with Indel-Davis to accomplish a physical separation of the Company's boxes and records from the TWC Entities' boxes and records located on Indel-Davis' premises and agree to share equally in the costs of such separation, provided, however, neither party shall be required to pay costs in excess of $6,000 for such separation.

         f. TWC and WCL shall replace the expired Records Management Service Level Agreement (SLA# ASF-9) under the Amended and Restated Administrative Services Agreement dated April 23, 2001, to provide for the handling of Company records on the same terms and conditions as the expired Service Level Agreement, modified as necessary to implement the provisions of this Section 10 and to eliminate any charges that would accrue to WCL for services that Indel-Davis provides to WCL or any obligations on the part of TWC, to the extent Indel-Davis provides services directly to WCL.

         g. The provisions of this Section 9 shall be construed as supplementing, and not supplanting, the provisions of other agreements currently in effect between the TWC Entities and the Company relating to the exchange of information and documentation.

         10. Property Leases and Agreements. Capitalized terms used in this
Section 10 not otherwise defined shall have the meanings given them in the individual agreements referenced herein. Definitions provided in this Section 10 shall apply only to this Section 10 and to Section II. As of the Effective Date, the following shall occur:

         a. Depot Lease: The parties agree that the Depot Amended and Restated Lease Agreement shall be modified to provide: (i) a term of 3 years from the date of the closing (the "Closing Date") of the sale of the Williams Technology Center ("Center") to Williams Technology Center, LLC ("WTC"); (ii) termination of the lease at the sole discretion of Williams Headquarters Building Company ("WHBC") upon six (6) months advance notice, in the case of a termination including the 10,000 square feet of "lab space," and, in all other cases, ninety
(90) days advance notice.

         b. Resource Center Lease: The parties agree that the Amended and Restated Sublease Agreement, as amended, covering Level 3 of the Resource Center shall be modified to provide: (i) a cancellation of the lease upon the Closing Date and prompt vacation of the leased premises by WCL within a time period mutually agreeable to the parties not to exceed ninety (90) days; (ii) upon such cancellation, WCL shall have the right to remove the phone system and equipment related solely to such system and shall repair any damage done to the leased premises as a result thereof prior to returning possession of the premises to WHBC; and (iii) WCL shall not have any right to remove the furniture systems and related personality, such as desk chairs.

         c. Central Plant Lease. The parties agree that the Central Plant Lease Agreement shall be modified to provide: (i) a nominal minimum rent of $100 per lease year (ii) a notice period of 45 days for all defaults, monetary and non-monetary; (iii) a release of TWC from its Guaranty of such Lease; (iv) a cure period of 30 days to remove Liens filed against the Building or the Land; and (v) the addition of a materiality condition to all default and remedies provisions of such Lease so that it cannot be terminated for a non-material default by WHBC.

         d. Management Services Agreement. The parties agree that the Management Services Agreement ("MSA") shall be modified to provide a right on behalf of WTC to terminate the MSA at any time without cause upon twelve (12) months advance notice, provided that upon such termination, WTC shall continue to use WHBC's technicians to provide (i) repairs and maintenance to the Center, and (ii) HVAC and plumbing services for as long as WTC owns the Center.



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         e. Loading Dock The parties will enter into an agreement to provide temporary, non-exclusive access by WCL to the BOk Tower loading dock, as necessary, during times when WCL's dock is under repair, on terms and conditions mutually agreeable to the parties.

         f. Reception Area. The parties will enter into a lease, at the same per-square-root rate currently in effect between the parties for the BOk Tower, for a reception area to be constructed as part of the corridor connection to be constructed by WHBC between the BOk Tower and the Center pursuant to agreements currently in effect between the parties.

         11. Change in Control Provisions.

         a. As of the Plan Effective Date, TWC waives all change of control provisions or restrictions on assignment in the TWC Continuing Contracts to the extent such provisions or restrictions would give rise to a light or benefit in favor of a TWC Entity as a result of:

                  i. the transactions contemplated by the Settlement Agreement, the Leucadia Investment Documents, or the Plan;

                  ii Leucadia or its subsidiaries acquiring additional capital stock of New WCG; or

                  iii
                  . Leucadia or its subsidiaries selling capital stock of New WCG to the public in one or more transactions.

Notwithstanding the above, such Change in Control provisions and restrictions in each of the TWC Continuing Contracts shall in all respects remain in full force and effect and shall apply to any other Change in Control of the Company or New WCG and shall not be deemed in the future to have been waived by the foregoing.

         b. Without limiting the generality of Subsection 11.a:

                  i. WHBC shall waive its right under Section 4.2 of the MSA to increase the charges accruing thereunder by 20% as a result of the Change in Control of WTC and/or WCG as contemplated by the Settlement Agreement and the Plan; provided, however, Section
                           4.2 of the MSA shall remain in full force and effect and shall apply to any subsequent Change in Control and shall not be waived by the foregoing; and

                  ii. WHBC shall waive its right under Section 5.03 of the Utility Services Agreement to increase the charges accruing thereunder by 20% as a result of the Change in Control of WTC and/or WCG as contemplated by the Settlement Agreement and the Plan; provided, however,
                           Section 5.03 of the Utility Services Agreement shall remain in full force and effect and shall apply to any subsequent Change in Control and shall not be waived by the foregoing.

         12. Reconciliation after Plan Effective Date. Promptly after the Plan Effective Date, the parties shall cooperate in a commercially reasonable manner to reconcile amounts owed by the Company to the TWC entities or by the TWC Entities to the Company that will have (a) accrued since July 1, 2002 or (b) been invoiced pursuant to Section 5.



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         13. Miscellaneous. This Agreement constitutes the complete and entire agreement between TWC on the one hand and WCL and WCG on the other with respect to the matters contained in such agreement. and supersedes all prior agreements, negotiations, and discussions between the TWC Entities and the Company, with respect thereto. Each of the parties to this agreement acknowledges that, in entering into this Agreement, it is not relying upon any representations or warranties made by anyone other than those terms and provisions expressly set forth in this Agreement. It is expressly understood and agreed that this Agreement may not be altered, amended, waived, modified or otherwise changed in any respect or particular manner whatsoever except by writing duly executed by authorized representatives of the parties hereto. The parties hereto further acknowledge and agree that they will make no claim at any time or place that this Agreement has been orally supplemented, modified, or altered in any respect whatsoever.

         14. Authorized Execution. Subject only to approval of the Bankruptcy Court with respect to WCG, TWC, WCG, and WCL each warrants that it has the authority to execute this Agreement.

         15. Binding Effect. Subject only to approval of the Bankruptcy Court with respect to WCG, the provisions of this Agreement are binding on and inure to the benefit of the parties to this Agreement and to each party's respective successors and assigns.

         16. Governing Law. This Agreement will be governed by the laws of the State of New York, without regard to its conflicts of laws principles.

         17. Subsidiary Compliance. TWC shall cause the TWC Entities (i) to comply with and be bound by the provisions of this Agreement and (ii) to execute such agreements or take such other actions that are necessary or appropriate to carry out the intent of Section 10. WCG shall cause the Company (x) to comply with and be bound by the provisions of this Agreement and (y) to execute such agreements or take such other actions that are necessary or appropriate to carry out the intent of Section 110.

         18. Independent Effect. This Agreement shall become effective as set forth in Section 19, even if the Settlement Agreement or the Plan never take effect.

         19. Effective Date and Term. This Agreement shall become effective when all required approvals of the Bankruptcy Court are obtained, provided that if such approvals are not obtained by February 28, 2003, this Agreement shall be of no effect. This Agreement shall remain in effect through the later of December 31, 2003 or ninety days after it becomes effective.


[Signature Page Follows]



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THE WILLIAMS COMPANIES, INC.


    /s/   Jack D. McCarthy
    Its:  Senior Vice President-Finance, Chief Financial Officer


    WILLIAMS COMMUNICATIONS GROUP, INC.


    ---------------------------------
    By:
       ------------------------------
    Its:
        -----------------------------



    WILLIAMS COMMUNICATIONS, LLC


    ---------------------------------
    By:
       ------------------------------
    Its:
        -----------------------------



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    THE WILLIAMS COMPANIES, INC.


    --------------------------------
    By:
       -----------------------------
    Its:
        ----------------------------


    WILLIAMS COMMUNICATIONS GROUP, INC.

    /s/  Howard E. Janzen

    By:
       -----------------------------
    Its: President & CEO



    WILLIAMS COMMUNICATIONS, LLC

    /s/  Howard E. Janzen

    By:
       -----------------------------
    Its: President & CEO





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